EXHIBIT 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the incorporation by reference in this Annual Report on Form 10-KSB prepared by Unicorp, Inc. (the “Company”) for the year ending December 31, 2005 and to the incorporation by reference thereof into the Company's previously filed Registration Statement on Form S-8 filed on October 1, 2004, of information contained in our reports relating to certain estimated quantities of the Company's proved reserves of oil, future net income and discounted future net income effective December 31, 2005.  We further consent to references to our firm under the heading "Note. 17 Supplemental Information (Unaudited)".

RYDER SCOTT COMPANY, L.P.

Houston, Texas
April 17, 2006